UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
October 16, 2018

TSR, Inc.

(Exact name of registrant as specified in charter)

Delaware	0-8656	13-2635899
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

400 Oser Avenue, Suite 150, Hauppauge, NY	11788
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (631) 231-0333

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 8 – Other Events

Item 8.01. Other Events

TSR, Inc. (“TSR” or the “Company”) has received notice of two recently filed lawsuits. The Company is reviewing the complaints and intends to vigorously defend itself against any and all allegations against the Company and current and former directors and officers of the Company.

On November 1, 2018, TSR was served with a complaint filed in the Delaware Court of Chancery by Fintech Consulting LLC (“Fintech”). The complaint purports to be a stockholder derivative lawsuit on behalf of the Company against all current members of the Board of Directors (the “Board”). Fintech claims that the Board breached its fiduciary duties owed to the Company’s stockholders by approving certain anti-takeover measures. Fintech seeks relief in the following forms: (1) a declaration that the anti-takeover measures are invalid; (2) a declaration that no change in control of the Company has occurred for purposes of the Company’s stockholder rights plan or the employment agreement between the Company and the Company’s Chairman, President and Chief Executive Officer, (3) unspecified money damages; and (4) attorneys’ fees and costs. Fintech also seeks an expedited trial. In the complaint, Fintech alleges that it is a stockholder of the Company beneficially owning 376,100 shares of the Company’s common stock.

On October 16, 2018, TSR was served with a complaint filed in the Supreme Court of the State of New York, Queens County, by Susan Paskowitz, a stockholder of TSR, against the Company; Joseph F. and Winifred M. Hughes; current and former TSR directors Christopher Hughes, Raymond A. Roel, Brian J. Mangan, Regina Dowd, James J. Hill, William Kelly, and Eric Stein; as well as stockholders Zeff Capital, L.P. (“Zeff”), QAR Industries, Inc. (“QAR”), and Fintech Consulting LLC (“Fintech”) (together, the “Zeff Group”). The complaint purports to be a class action lawsuit asserting claims on behalf of all minority TSR stockholders. Ms. Paskowitz alleges the following: the sale by Joseph F. and Winifred M. Hughes of an aggregate of 819,491 shares of the Company’s common stock (“controlling interest”) to Zeff, QAR and Fintech was in breach of Joseph F. and Winifred M. Hughes’ fiduciary duties and to the detriment of the Company’s minority stockholders; the members of the Board named in the complaint breached their fiduciary duties by failing to immediately adopt a rights plan that would have prevented Joseph F. and Winifred M. Hughes from selling their shares and preserved a higher premium for all stockholders; Zeff, QAR, and Fintech are “partners” and constitute a “group.” Ms. Paskowitz also asserts that the Zeff Group aided and benefited from Joseph F. and Winifred M. Hughes’ conduct and may ultimately be aimed at buying out the remaining shares at an unfair price.

The complaint seeks declaratory judgment and unspecified monetary damages. The complaint requests declarations from the court that: (i) Joseph F. and Winifred M. Hughes’ sale of their controlling interest to the Zeff Group was in breach of their fiduciary duties, and that those shares may not be voted or sold back to the Company pending further court order; (ii) the members of the Board named in the complaint breached their fiduciary duties by failing to timely adopt a rights plan, which resulted in the loss of the ability to auction TSR off to the highest bidder without interference from the Zeff Group; and (iii) the Zeff Group must make a number of disclosures regarding their plans for the company, their relationships with one another, and any agreements with Joseph F. and Winifred M. Hughes. The complaint has not assigned any monetary values to alleged damages, but it seeks: (i) for Joseph F. and Winifred M. Hughes, and the Zeff Group, to disgorge any benefit they received from the sale of the Hughes’ controlling interest; (ii) for the Board to pay damages equal to the reduced value of the class members’ shares as auctionable assets; and (iii) reasonable attorneys’ fees and costs. Although the Company is named as a defendant, there are no claims or damages allegations against the Company, and the complaint states that it names the Company solely to effectuate equitable relief if granted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TSR, INC.
(Registrant)

Date: November 5, 2018	By:	/s/ John G. Sharkey
John G. Sharkey
Vice President, Finance and Secretary

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